Exhibit 99.1

Redpoint Bio Reports Fourth Quarter and Year-End 2009 Results

EWING, N.J., March 29, 2010 — Redpoint Bio Corporation (OTCBB: RPBC), a company focused on the development of healthier foods and beverages and new approaches to the treatment of diabetes and obesity, today announced financial and operational results for the quarter and year ended December 31, 2009.

Fourth Quarter and Full Year 2009 Financial Results

For the quarter and year ended December 31, 2009, Redpoint recorded no revenue and revenue of $1.9 million, respectively.  The revenues for the year ended December 31, 2009 were generated primarily from the Company’s collaboration with Givaudan.  As previously announced, Givaudan terminated its collaboration with the Company effective May 1, 2009. For the quarter and year ended December 31, 2008, Redpoint reported revenue of $1.0 million and $4.0 million, respectively.

Research and development expenses for the fourth quarter of 2009 were $1.0 million, compared to $2.1 million for the fourth quarter of 2008. Research and development expenses for the year ended December 31, 2009 were $5.6 million, compared to $8.6 million for the year ended December 31, 2008. The decrease in expenses was primarily attributable to the reductions in staff that the Company announced in February and May 2009.

Redpoint reported a net loss for the fourth quarter of 2009 of $1.8 million, or $0.02 per share, compared to $1.8 million, or $0.02 per share, for the fourth quarter of 2008.

The net loss for the year ended December 31, 2009 was $8.8 million, or $0.11 per share, compared to $9.5 million, or $0.12 per share, for the year ended December 31, 2008.

Liquidity

Redpoint held cash and cash equivalents of $5.6 million at December 31, 2009. The Company believes that its current capital resources are sufficient to meet its operating and capital requirements through November 2010.

2009 Highlights and Recent Corporate Developments

• Taste research platform led to the discovery of RP44, a novel, all-natural sweetness enhancer that has the potential to be used in making healthier foods and beverage products.

• Disclosed that RP44 is rebaudioside C (Reb-C), derived from the stevia plant.

• Provided samples of RP44 to several ingredient suppliers and food and beverage companies for evaluation in their own taste labs.

• Filed several patent applications for RP44.

• Refocused synthetic compound program on the development of new therapeutics for diabetes and obesity that act through modulation of the TRPm5 ion channel.

• Showed that its TRPm5-directed modulators can enhance the release of key hormones from intestinal chemosensory cells, including GLP1 which regulates glucose uptake and PYY, a hormone involved in satiety and appetite suppression.

• Completed corporate restructurings in February and May of 2009 to reduce cash burn.

“During 2009 Redpoint made important advances in two related areas of taste biology, setting our course for a productive and exciting 2010.  We were pleased to announce that our taste research platform led to the discovery of RP44, a novel, all-natural sweetness enhancer that has the potential to be used in making healthier food and beverage products.  In addition, we leveraged our knowledge of taste signaling to work towards novel therapeutic approaches for diabetes and obesity, and have made exciting progress in this area,” stated Ray Salemme, Ph.D., Chief Executive Officer of Redpoint. “These advances have greatly encouraged our team, particularly after we restructured early in 2009 to reduce our cash burn.”

Dr. Salemme continued, “Our priorities for 2010 are to advance our all-natural sweetness enhancer, RP44, towards commercialization, and progressing our TRPm5 modulator program for the treatment of diabetes. We are actively seeking partners for these programs.”  Nonetheless, there can be no assurance that RP44 can be produced in large scale on an economically viable basis or that the Company will consummate collaborations with commercial partners.

About Redpoint Bio Corporation

Redpoint’s understanding of the biology of taste and its relationship to metabolism, satiety, and diabetes impact both the development of healthier foods and potentially, new approaches for treating diabetes and obesity. Redpoint is developing taste modulators for the food and beverage industry with the aim of enhancing sweet and savory flavors in food and beverage products which can lead to reductions in added sugar and salt. The development of healthier and more tasteful food can contribute to improving the overall health of the world’s population, since many modern diseases are related to excess dietary sugar and salt. Recent scientific research suggests that many of the same taste-signaling components found on the tongue are also expressed as part of a nutrient-sensing system located in the gastrointestinal tract which could lead to new opportunities for the discovery of novel diabetes or obesity therapeutics. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, the uncertain economic viability of production of RP44 on a commercial scale, the Company’s inability to enter into a collaborative arrangement with a commercialization partner for RP44, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food and beverage, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

SOURCE: Redpoint Bio Corporation

Redpoint Bio

Scott Horvitz, 609-637-9700, ext. 207

Chief Financial Officer

shorvitz@redpointbio.com

or

The Trout Group (for Redpoint Bio):

Lee M. Stern 646-378-2922

or

Redington, Inc.

Thomas Redington, 212-926-1733

(financial tables follow)

Redpoint Bio Corporation

(A Development-Stage Enterprise)

Selected Financial Information

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended Ended December 31,
	2008	2009	2008	2009

Research and grant revenue	$1,002	$—	$3,999	$1,868

Operating expenses:
Research and development	2,123	1,031	8,647	5,630
General and administrative	992	758	5,608	4,961
Total operating expenses	3,115	1,789	14,255	10,591
Operating loss	(2,113)	(1789)	(10,256)	(8,723)
Interest income	77	16	565	142
Interest expense	(57)	(55)	(97)	(235)
Loss before income taxes	(2,093)	(1,828)	(9,788)	(8,816)

Income tax benefit	267	—	267	—

Net loss	(1,826)	(1,828)	(9,521)	(8,816)

Basic and diluted net loss per common share	$(0.02)	$(0.02)	$(0.12)	$(0.11)

Weighted average common shares outstanding	79,496	79,839	79,444	79,651

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2008	December 31, 2009

Cash and cash equivalents	$3,131	$5,557
Marketable securities	11,297	—
Other current assets	453	176
Property and equipment, net	1,240	727
Other assets	322	315
Total assets	$16,443	$6,775

Current liabilities	$2,089	$1,223
Long-term liabilities	1,148	774
Deferred revenue, less current portion	279	—
Stockholders’ equity	12,927	4,778
Total liabilities and stockholders’ equity	$16,443	$6,775